SEPARATION AGREEMENT AND RELEASE

     The following is a Separation Agreement and Release ("Agreement") between Douglas C. Kane, Executive Vice President, Chief Administrative and Corporate Development Officer and Director of MDU Resources Group, Inc. and as Director of all of its subsidiaries and any other currently held positions within Companies ("Douglas C. Kane") and MDU Resources Group, Inc., including all of its subsidiaries, divisions, affiliates, limited liabilities corporations, partners, partnerships, foreign and domestic, officers, directors, employees and agents, the successors and assigns of MDU Resources Group, Inc. ("Companies").

     WHEREAS, Douglas C. Kane and Companies have agreed that, effective October 31, 2002, Douglas C. Kane will voluntarily resign from his position as Executive Vice President, Chief Administrative and Corporate Development Officer and as Officer and Director of Companies, the form of which resignation is attached hereto as Exhibit A and is incorporated herein by reference; and

     WHEREAS, effective November 1, 2002, Douglas C. Kane will be employed by Companies in the position of Special Projects Advisor to the Chief Executive Officer. His employment in that position will end effective May 31, 2004;

     WHEREAS, compensation for such position will be Twenty Two Thousand Nine Hundred Sixteen Dollars and Sixty Seven Cents ($22,916.67) per month and other benefits as more fully described in attachment Exhibit B. Such sum will be paid in a payroll check and subject to appropriate withholdings;

     WHEREAS, Douglas C. Kane and Companies desire to set forth the terms and conditions of their agreement regarding Douglas C.
Kane's separation and release;

     NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained in this Agreement, Douglas C.
Kane and Companies agree as follows:

     1.   Compensation.

          (a)  Salary.  Salary as Special Projects Advisor to the
Chief Executive Officer will be Twenty Two Thousand Nine Hundred
Sixteen Dollars and Sixty Seven Cents ($22,916.67) per month from
November 1, 2002 through May 31, 2004.

          (b)  Lump Sum Payment.  Companies will pay to Douglas
C. Kane as consideration for settlement and release of all claims, including, but not limited to, all future participation or distribution in various stock and bonus plans, the sum of One Million Sixty Three Thousand and Three Hundred Thirty Three Dollars ($1,063,333) less legally required deductions, including deductions for federal income tax, FICA, and state income tax. Said payment will be made on January 10, 2003, or upon the expiration of the rescission period set forth in paragraph 4 of this Agreement, whichever date is later. Douglas C. Kane acknowledges and agrees that this sum is good and adequate consideration for this Agreement and is a sum to which he would not otherwise be entitled.

          (c) Other Benefits. Other benefits are more fully set forth in Exhibit B to this Agreement, which describes Douglas C.
Kane's and the Companies' agreement on those additional issues and is incorporated herein by reference.

          (d)  Executive Incentive Compensation Plan.  Douglas C.
Kane will not participate or be eligible for participation in the Executive Incentive Compensation Plan after October 31, 2002.

          (e) 1992 Key Employee Stock Option Plan. The lump sum payment described in paragraph 1(b) fully compensates Douglas C.
Kane for all participation in the 1992 Key Employee Stock Option
Plan through May 31, 2004.

          (f) 1997 Executive Long Term Incentive Plan. The lump sum payment described in paragraph 1(b) above fully compensates him for any and all participation in this plan from the date of this Agreement through May 31, 2004. Douglas C. Kane shall retain any options currently vested under this plan. Any options which are not currently vested are forfeited.

          (g) 1999 Accelerated Restricted Stock Program. The lump sum payment described in paragraph 1(b) above fully compensates him for any and all participation in this plan through May 31, 2004.

          (h) Stock Options. Termination of employment for purposes of vested stock options will be May 31, 2004.

     2. Release and Covenant Not to Sue. In exchange for the severance pay described in paragraph 1(b) and the terms of this Agreement, Douglas C. Kane, on behalf of himself, his heirs, executors, and administrators does fully release and discharge the following entities and persons from all claims: the Companies, their parents, affiliates, subsidiaries, related companies, officers, shareholders, directors, employees, agents, and insurers (hereinafter collectively referred to as "Releasees").

     Douglas C. Kane understands and acknowledges that he is releasing the Releasees from and against any and all claims, demands, actions, liabilities, damages, or rights of any kind through the date of this Release, whether known or unknown, arising out of or resulting from Douglas C. Kane's hiring by Companies, employment with Companies, separation of employment and resignation from officer and director status with Companies, and Douglas C. Kane's position as an officer with Companies. Douglas C. Kane further agrees that he will not institute any judicial proceedings against Releasees as a result of any claims of any kind or character which Douglas C. Kane might have arising out of or resulting from Douglas C. Kane's hiring by Companies, employment with Companies, separation of employment and resignation from employment with Companies, and Douglas C. Kane's position as an officer with Companies. This includes any claims based upon:

     - Federal, state or local employment discrimination laws, regulations or requirements, including Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the North Dakota Discrimination Act.

     -    Any other statute, ordinance, or regulation;

     -    Any contract, quasi-contract or promissory estoppel;

     - Any tort, including wrongful discharge, misrepresentation, fraud, infliction of emotional distress, or defamation; or

     -    Any other theory, whether developed or undeveloped.

     3. Acceptance Period. The terms of this Agreement will be open for acceptance by Douglas C. Kane for a period of 21 days, during which time he may consider whether or not to accept this Agreement and consult his counsel to advise him regarding the same. Douglas C. Kane agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

     4. Right to Revoke. Douglas C. Kane acknowledges that he has the right to revoke this Agreement only insofar as it extends to potential claims under the Age Discrimination and Employment Act, by informing the Companies of his intent to revoke this Agreement within seven (7) calendar days following his signing of it. Such revocation, if made, shall be in writing, and either received by the Companies by the seventh day after signing or postmarked by the seventh day with a simultaneous telephone notification to Lester H. Loble, II, General Counsel at telephone number 701-222-7880. Douglas C. Kane agrees that if he exercises this right of revocation, the Companies may, at their option, either nullify this Agreement in its entirety or kept it in effect as to all claims not revoked in accordance with the revocation provisions of this Agreement. In the event the Companies opt to nullify the entire Agreement, neither Douglas C. Kane nor the Companies will have any rights or obligations whatsoever under this Agreement.

     5. Nondisclosure of Proprietary and Trade Secret Business Information. Douglas C. Kane agrees to retain in strict confidence and not to use in any way and to not disclose to any persons any non-public, confidential, proprietary, or trade secret information of Companies and Companies' affiliates, as described in the North Dakota Uniform Trade Secret Act. Douglas
C. Kane further acknowledges that he has returned to the Companies all documents and information (including but not limited to disk and information stored on the hard or soft drive of any computer maintained by Douglas C. Kane) encompassing non-public, confidential, proprietary, or trade secret information of the Companies.

     6. Return of Property Douglas C. Kane acknowledges that prior to October 31, 2002, he will have returned company property in his possession that was used in his positions Executive Vice President, Chief Administrative and Corporate Development Officer and Director of MDU Resources Group, Inc. and as Director of all of its subsidiaries and any other currently held positions within Companies. It is further agreed that Douglas C. Kane will vacate his current office on the Companies' premises and have all personalty removed from same by the close of business on October 31, 2002.

          Douglas C. Kane will be provided a computer and internet access from his office in his home to support his work in the position of Special Projects Advisor to the Chief
Executive Officer and will perform his duties in that position from his home office.

     7. The parties will mutually agree on the wording of (1) an announcement to the employees of Companies; (2) letter to the directors of MDU Resource Group, Inc.; and (3) press release to the media regarding Douglas C. Kane's leaving Companies as Executive Vice President, Chief Administrative and Corporate Development Officer and Director of MDU Resources Group, Inc. including his position as Director of all of its subsidiaries.

     8. Confidentiality. Douglas C. Kane agrees to keep the terms of this Agreement and the facts of this Agreement confidential and agrees not to disclose any information concerning this Agreement to any person other than his present or future attorneys, accountants, tax advisors, investment advisors, family, or in response to a court order, subpoena, or valid inquiry by a government agency. Companies agree to keep the terms of this Agreement and the facts of this Agreement confidential and agree not to disclose any information concerning this Agreement to any person other than their present or future attorneys, accountants, tax advisors, or in response to a law, rule or regulation, court order, subpoena, or valid inquiry by a government agency.

     9. Nondisparagement. The parties agree not to make any disparaging or negative statements about each other which includes Companies' parent, subsidiaries, successors and assigns, affiliate and predecessor companies, and their successors and assigns, and present and former officers, employees, directors and agents and any of them whether in their individual or official capacity.

     10.  No Admission of Wrongdoing.  Douglas C. Kane and
Companies agree that this Agreement is not an admission by Douglas C. Kane or Companies of any acts that might be considered a violation of federal, state, or local law, and that this Agreement shall not be interpreted as such.

     11. Change of Control Employment Agreement. Douglas C. Kane and MDU Resources Group Inc. are parties to a Change of Control Employment Agreement dated November 1, 1998. Douglas C. Kane acknowledges that no "Change of Control" has occurred, as that term is defined in that agreement and that agreement has no force or effect.

     12. Agreement Regarding No Right to Future Employment. Douglas C. Kane's employment in the position as Special Projects Advisor to the Chief Executive Office will end on May 31, 2004. Douglas C. Kane agrees that he will not at any time in the future bring a claim against Companies for any failure to offer him future employment or failure to accept from him an application for future employment with Companies.

     13. Entire Agreement Amendment. Douglas C. Kane understands and represents that there is no Agreement or understanding between him and Companies pertaining to his retirement from employment and resignation from officer status with Companies except what is set forth in this Agreement. Douglas C. Kane and Companies agree that this Agreement can be modified only in writing and that such writing must be signed by Douglas C. Kane and an appropriate representative of Companies.

     14. Severability. Should any court of competent jurisdiction or arbitrator determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality, and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.

     15. Assignment. This Agreement is personal to Douglas C. Kane. Douglas C. Kane may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The payment to be provided to Douglas C. Kane shall be made to his spouse, Nora L. Kane, in the event of his death prior to his receipt thereof.

     16. Enforceable Contract. The laws of the state of North Dakota shall govern this Agreement. If any part of this Agreement is construed to be a violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

     17. Affirmation. Douglas C. Kane affirms that he has read this Agreement and has been advised to consult with an attorney prior to signing this Agreement. Douglas C. Kane acknowledges that the provisions of the agreement are understandable to him and that he has entered into this Agreement freely and voluntarily.

Dated: October 18, 2002       /s/ DOUGLAS C. KANE
                                Douglas C. Kane



                              FOR THE COMPANIES

Dated: October 18, 2002       /s/ MARTIN A. WHITE
                              Martin A. White, President, Chief
                              Executive Officer and Chairman of
                              the Board


                            Exhibit A

    Resignation of Douglas C. Kane as Officer and Director of
    MDU Resources Group, Inc. and Companies, and acceptance of position as Special Projects Advisor to the Chief Executive Officer of MDU Resources Group, Inc.



     I, Douglas C. Kane, hereby resign from (1) my positions with MDU Resources Group, Inc. as Executive Vice President, Chief Administrative and Corporate Development Officer and Director; and (2) from the Board of Directors of MDU Resources Group, Inc. and from all the boards of its subsidiaries, affiliates, limited liability corporations, partnerships and related entities, of which I am a director effective October 31, 2002; (3) I hereby accept the position of Special Projects Advisor to the Chief Executive Officer effective November 1, 2002.



/s/ DOUGLAS C. KANE                     October 18, 2002
  Douglas C. Kane                            Dated


                            EXHIBIT B

                    SUMMARY OF OTHER BENEFITS
                         Douglas C. Kane
                         October 31, 2002


The following is a brief summary of benefit related items for Douglas C. Kane. Please refer to the "Benefit Status at Employment Termination" sections of each Summary Plan Description in Your Resources book for further details on most of these benefits. To the extent that the following is inconsistent with the terms of the benefit plans, the plans govern.

     MEDICAL AND DENTAL INSURANCE
     Retiree medical coverage would become available to you, effective May 31, 2004, as long as it is a benefit offered through the company. Our records indicate that you are currently enrolled in the Comp 400 plan with employee plus one coverage. The current monthly premium cost for medical coverage for an active employee with employee plus one coverage is $35.00. This premium is subject to change during annual renewal of benefits, which takes place during November of each year.

     Once you reach retirement age, you are eligible to continue medical coverage at the rate in effect at that time.

     Dental coverage would normally terminate effective May 31, 2004. However, you do have an option to elect COBRA continuation beyond May 31, 2004. The COBRA continuation coverage is the same coverage as is in effect prior to your termination. Our records indicate that you are currently enrolled in the dental plan with family coverage. The current monthly premium cost for dental coverage for an active employee is with family coverage is $26.00. This premium is subject to change during annual renewal of benefits, which takes place during November of each year. The monthly premium cost for dental COBRA continuation will be the COBRA premium in effect on May 31, 2004. Currently, the period of time that coverage can be continued through COBRA is 18 months from the date of termination.

     A Notice of Election Form will be provided to you after your termination date of May 31, 2004. This form describes your option for election of continuation of this benefit. If you do not elect dental continuation coverage, dental coverage on your behalf will terminate effective May 31, 2004.

     TAX-FREE OPTIONS PLAN
     Participation in the premium conversion portion of TOP will discontinue upon your termination on May 31, 2004.

     Participation in the health care spending portion of this plan would normally cease on the date of your termination. However, you do have an option to elect COBRA continuation beyond May 31, 2004. The COBRA continuation coverage is the same coverage as in effect prior to your termination. Currently, the period of time that coverage can be continued through COBRA is 18 months from the date of termination.

     LIFE INSURANCE
     The $100,000 non-contributory life insurance you are currently insured for will cease upon your termination, May 31, 2004.

     Our records indicate you are currently insured for $200,000 contributory life insurance. The amount of contributory life insurance you are insured for on May 31, 2004, can be continued as a retiree benefit. However, the coverage will decrease to 25% of the amount in effect immediately prior to retirement. The premium to continue this benefit will be the premiums in effect May 31, 2004.

     VOLUNTARY AD&D INSURANCE
     You earlier waived participation in this plan.

     VACATION
     You will be paid for your accrued and used vacation balance as of October 31, 2002. Additional vacation that is accrued during the employment continuation period will be recorded as used to reflect a balance of zero as of May 31, 2004.

     UTILITY DISCOUNT
     In accordance with company policy, the utility discount of 33 1/3 percent will remain in effect during the employment continuation period, as long as it is offered as an active employee benefit. This will be extended to you as a retiree benefit, effective May 31, 2004, as long as you remain in a service area and the benefit continues to be extended to retirees.

     401(k) PLAN
     Upon termination of your employment on May 31, 2004, you will be eligible to rollover the amount in your 401(k) Plan account into a self-directed retirement account or to take distribution of your 401(k) Plan account. If you elect distribution of your account, the portion of your account invested in MDU Resources common stock will be distributed in the form of a stock certificate. All other investments in the Plan will be distributed in the form of cash.

     To request a distribution, you will need to use Benefits Complete at (800) 294-3575, which will provide you the appropriate forms you will need to complete indicating the specifics of your request. For access to your account, have your PIN and Social Security number available. Distributions are made as soon as administratively feasible upon request. If you do not request a distribution prior to your 65th birthday, distribution will automatically be made as soon as administratively possible following your 65th birthday.

     PENSION PLAN
     Under current provisions of the pension plan, there are two options of settlement of pension benefits available upon your termination of employment, effective May 31, 2004: 1) an immediate monthly pension benefit, or 2) a deferred monthly pension benefit to begin no earlier than age 55 and no later than age 65. The following are the estimated benefits under the above-referred options using a termination date of May 31, 2004.

     In calculating the estimated benefit, the 2002 interest rate factors, IRS maximum recognizable compensation, and integration factor were used. Since distribution will be made after 2002, the sum could vary depending on the interest rate factors, maximum recognizable compensation, and integration factor in effect for the year of distribution.

     Pension elections forms must be completed and returned to MDU Resources Group, Inc. benefits department in order to commence your benefits. These must be received into the benefit department no later than May 15, 2004, if you wish to commence benefits June 1, 2004.

                         Age 55 0 Months
                          May 31, 2004


                                  Actuarial    Benefit
     Forms of Payment               Factor     Amount

     Straight Life                  1.000      $5,994.47
     Ten Year Certain & Life        0.973      $5,832.62
     Qualified Joint & Survivor     0.950      $5,694.75
     Joint & Two-Thirds             0.950      $5,694.75

     If you commence monthly pension benefits prior to age 60, assuming you are least age 55, the pension amount is reduced by one-fourth of one percent per month, dating backward from your 60th birthday.

     SUPPLEMENTAL INCOME SECURITY PLAN (SISP)
     You are 100% vested in the SISP at level 63 which would provide $125,700 per year in retirement benefits payable for 15 years as early as age 65 or $251,400 per year as a death benefit payable for 15 years. Please refer to the Summary Plan Description Booklet, previously provided to you for details on SISP benefits.